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Exhibit 12

Protective Life Corporation

	Nine Months Ended September 30		Year Ended December 31
	2004	2003	2003	2002	2001	2000	1999
Computation of Ratio of Consolidated Earnings to Fixed Charges
Income from Continuing Operations before Income Tax	$297,035	$224,123	$325,412	$265,043	$209,596	$211,675	$200,677
Add Interest Expense on Debt and Subordinated Debt Securities[1]	36,731	32,536	43,620	40,658	39,287	34,152	32,140
Add Imputed interest on operating leases	2,023	2,751	2,697	3,667	2,900	2,885	2,264
Add Interest Credited on Investment Products	480,789	494,054	647,695	900,930	944,098	766,004	331,746

Earnings before Interest, Interest Credited on Investment Products and Taxes	$816,578	$753,464	$1,019,424	$1,210,298	$1,195,881	$1,014,716	$566,827
Interest Expense on Debt and Subordinated Debt Securities[1]	36,731	32,536	43,620	40,658	39,287	34,152	32,140
Add Imputed interest on operating leases	2,023	2,751	2,697	3,667	2,900	2,885	2,264
Add Interest Credited on Investment Products	480,789	494,054	647,695	900,930	944,098	766,004	331,746

Interest Expense, Imputed Interest on Operating Leases and Interest Credited on Investment Products	$519,543	$529,341	$694,012	$945,255	$986,285	$803,041	$366,150
Earnings before Interest, Interest Credited on Investment Products and Taxes Divided by Interest Expense, Imputed Interest on Operating Leases and Interest Credited on Investment Products	1.6	1.4	1.5	1.3	1.2	1.3	1.5
Computation of Ratio of Consolidated Earnings to Fixed Charges Before Interest Credited on Investment Products
Income from Continuing Operations before Income Tax	$297,035	$224,123	$325,412	$265,043	$209,596	$211,675	$200,677
Add Interest Expense on Debt and Subordinated Debt Securities[1]	36,731	32,536	43,620	40,658	39,287	34,152	32,140
Add Imputed interest on operating leases	2,023	2,751	2,697	3,667	2,900	2,885	2,264

Earnings before Interest and Taxes	$335,789	$259,410	$371,729	$309,368	$251,783	$248,712	$235,081
Interest Expense on Debt and Subordinated Debt Securities[1]	36,731	32,536	43,620	40,658	39,287	34,152	32,140
Add Imputed interest on operating leases	2,023	2,751	2,697	3,667	2,900	2,885	2,264

Interest Expense and Imputed Interest on Operating Leases	$38,754	$35,287	$46,317	$44,325	$42,187	$37,037	$34,404
Earnings before Interest and Taxes Divided by Interest Expense and Imputed Interest on Operating Leases	8.7	7.4	8.0	7.0	6.0	6.7	6.8

Subordinated Debt Securities consist of 9% Subordinated Debentures redeemed in 1999, 6.5% Subordinated Debentures redeemed in 2001, 8.25% Subordinated Debentures redeemed in 2002, 7.5% Subordinated Debentures issued in 2001, 7.25% Subordinated Debentures issued in 2002, and 6.125% Subordinated Debentures issued in 2004. Distributions on the Subordinated Debentures was $16,508, $11,878, $15,838, $14,770, $8,882, $13,662, and $16,137 for the nine months ended 9/30/2004, and 9/30/2003, and the years ended 2003, 2002, 2001, 2000, and 1999, respectively.

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  Exhibit 12